EXHIBIT 9(b)


                                SERVICE CONTRACT

         THIS AGREEMENT is signed this ___th day of January, 1996, between ROCHESTER PORTFOLIO SERIES - LIMITED TERM NEW YORK MUNICIPAL FUND (hereinafter referred to as the "Fund"), a Massachusetts business trust, having its principal place of business at 350 Linden Oaks, Rochester, New York 14625, and OPPENHEIMER SHAREHOLDER SERVICES, (hereinafter referred to as "OSS"), a division of Oppenheimer Management Corporation -- a Colorado corporation, having its principal place of business at 3410 South Galena Street, Denver, Colorado 80231.

                                   WITNESSETH:

         WHEREAS, Oppenheimer Management Corporation ("OMC") doing business as OSS, a division of OMC, is a registered transfer agent under Section 17A(c)(1) of the Securities Exchange Act of 1934 and provides registrar and transfer agent, dividend and distribution disbursing agent, redemption agent, clearing agent and exchange agent and service agent services to mutual funds, and

         WHEREAS, the Fund desires that OSS perform certain registrar and transfer agency services for the Fund, as more specifically set forth in Schedule A to this Agreement.

         THEREFORE, the parties hereto agree as follows:

         1.       SERVICES TO BE PERFORMED BY OSS

                  The services to be performed for the Fund by OSS are set forth in Schedule A to this Agreement, which Schedule is incorporated as part of this Agreement. OSS shall perform such services as registrar, transfer agent, dividend and distribution disbursing agent, redemption agent, clearing agent and exchange agent or as service agent for the Fund.

         2.       FEES AND EXPENSES

                  A. For performance by OSS pursuant to this Agreement, the Fund agrees on behalf of each of the Portfolios of the Fund to pay OSS the annual basic charge for each shareholder account and the out-of-pocket expenses incurred by OSS as set out in Schedule B attached hereto.

                  B. The Fund agrees on behalf of each of the Portfolios to pay all fees and reimbursable expenses within five days following the mailing of the respective billing notice.



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                  C. After the third year anniversary of this Agreement, OSS may increase the fees and charges set forth on the attached fee schedule in the following circumstances:

                  (i) At any time but no more than once in a year, OSS may, upon at least ninety (90) days prior written notice, increase its fees or charges to the Fund or change the manner of payment;

                  (ii) Irrespective of (i) above, for new Fund features that are not consistent with OSS's current processing requirements; and

                  (iii) Irrespective of (i) above, if changes in existing laws, rules or regulations: (a) require substantial system modifications or (b) increase cost of performance hereunder.

                  In the event of (i) above, if the Fund does not agree to the revised fees and charges or manner of payment, the Fund shall notify OSS thereof in writing (the "Refusal Notice") within thirty (30) days of receipt of OSS's notice. If the parties are unable to agree to a rate or manner within the next thirty (30) days after OSS's receipt of the Refusal Notice, this Agreement shall terminate ninety (90) days from the date on which OSS received the Refusal Notice.

                  In the event of (ii) above, the parties shall confer, diligently and in good faith, and agree upon a new fee to cover such new fund feature.

                  In the event of (iii) above, fees shall increase by the amount necessary, but not more than such amount, to reimburse OSS for the cost of developing or acquiring the new software to comply with regulatory changes and for the increased cost of operating its shareholder system.

         3.       EFFECTIVE DATE AND TERM.

                  This Agreement shall become effective on the Conversion Date, shall supersede any prior agreements among the parties hereto relating to the subject matter hereof, and shall continue in full force and effect until terminated by any party upon six months' prior written notice of termination addressed to all other parties. The Conversion Date shall be March 8, 1996, or such other date as the parties may agree to for OSS to assume the functions of transfer agent for the Fund pursuant to the terms herein.

         4.       STANDARD OF CARE.

                  OSS will make every reasonable effort and take all reasonably available measures to assure the adequacy of its personnel and facilities as well as the accurate

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performance of all services to be performed by it hereunder within, at a minimum, the time requirements of any statute, rule or regulation pertaining to investment companies and any time requirements set forth in the then-current prospectus of the Fund. OSS shall promptly correct any error or omission made by it in the performance of its duties hereunder provided that it shall have received notice in writing of such error or omission and any necessary substantiating data or has otherwise become aware of such error or omission. In effecting any such corrections, OSS shall take all reasonable steps necessary to trace and to correct any related errors or omissions, including, without limitation, those which might cause an over-issue of the Fund's shares and/or the excess payment of dividends or distributions. The allocable costs of corrections shall be charged to the Fund and the liability of OSS under this Section shall be subject to the limitations provided in Section 9 hereof.

         5.       RECORDS RETENTION AND CONFIDENTIALITY.

                  OSS shall keep and maintain on behalf of the Fund all records which the Fund or its transfer agent is, or may be required, to keep and maintain pursuant to any applicable statutes, rules and regulations relating to the maintenance of records in connection with the services to be performed hereunder. OSS also shall maintain, for a period of at least 6 years, all records and documents which may be needed or required to support or document the actions taken by OSS in its performance of services hereunder. OSS recognizes and agrees that all such records and documents (but not the computer data processing programs and any related documentation used or prepared by, or on behalf of, OSS for the performance of its services hereunder) are the property of the Fund; shall be open to audit or inspection by the Fund or its agents during OSS's normal business hours; shall be maintained in such fashion as to preserve the confidentiality thereof and to comply with applicable federal and/or state laws and regulations; and shall, in whole or any specified part, be surrendered and turned over to the Fund or its duly authorized agents at any time upon OSS's receipt of an appropriate written request.

         6.       CLEARING ACCOUNTS.

                  The Fund shall open and/or maintain such bank account or accounts as shall reasonably be required by OSS for controlling payments, the disbursement of dividends, capital gains distributions and share redemption payments pursuant to the provisions hereof, and any other accounts deemed necessary by OSS or the Fund to carry out the provisions of this Agreement, with a bank or banks selected by OSS with the prior approval of the Fund's Board. Such account may be an omnibus account used for all Funds for which OSS or one of its subsidiaries acts as transfer agent. The Fund shall authorize officers or employees of OSS to act as authorized signatories to disburse funds held in such accounts. OSS shall be accountable to the Fund for the management of such accounts by OSS (and the funds at any time on deposit therein).


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         7.       REPORTS.

                  OSS will furnish to the Fund, at the Fund's cost, and to such other persons or parties as are designated herein or shall be designated in writing by an authorized officer of the Fund, such reports at such times as are required for the performance of the services referred to in Schedule A.

         8.       INDEMNIFICATION OF OSS AND OMC.

                  The Fund shall indemnify OSS and OMC and hold OSS and OMC and each of their officers, directors, employees and agents harmless from and against any and all claims, demands, actions and suits, whether groundless or otherwise, and from and against all judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses arising from or relating to any action taken or omitted to be taken by it in good faith or as a result of ordinary negligence in reliance upon:

                  (a) The authenticity of any letter or any other instrument or communication reasonably believed by it to be genuine and to have been properly made or signed by an authorized officer or agent of the Fund or by a shareholder or the authorized agent of a shareholder, as the case may be and which complies with the terms of this Agreement which pertain thereto;

                  (b) The accuracy of any records or information provided to it by the Fund except to the extent the same may contain patently obvious errors or omissions;

                  (c) Any certificate by an authorized officer of the Fund or any other person authorized by the Fund's Board as conclusive proof of any fact or matter required to be ascertained by OSS hereunder;

                  (d) Instructions at any time given by an authorized officer of the Fund with respect to OSS's duties and responsibilities hereunder, including, as to legal matters pertaining to the performance of its duties hereunder, such advice or instructions as may be given to OSS by the Fund's general counsel or any legal counsel appointed by such counsel or by any authorized officer of the Fund;

                  (e) Instructions regarding redemptions, exchanges or other treatment of the shares of the Fund, together with all dividends and capital gain distributions thereon and any reinvestment thereof, held or shown to the credit of any shareholder account, if such instructions satisfy the requirements of the Fund as contained in its then current prospectus, or the Fund's policies or as communicated in writing to OSS, its subcontractors or agents by the Fund; or

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                  (f)      The advice or opinion of legal counsel furnished to
                           OSS pursuant to Section 10 hereof.



         9.       LIMITATIONS OF OSS'S AND OMC'S LIABILITY.

                  In addition to the limitations on OSS's and OMC's liability stated in Sections 8 and 10 hereof, neither OSS nor OMC assumes any liability hereunder and shall not be liable hereunder for any damage, loss of data, delay or other loss caused by circumstances or events beyond its control which it could not reasonably have anticipated. OSS shall not have any liability beyond the insurance coverage it has obtained for loss or damage arising from its own errors or omissions, except to the extent such errors or omissions are attributable to gross negligence or purposeful fault on the part of OSS, its officers, agents and/or employees; and in no event will OSS be liable to the Fund for punitive damages. The Fund shall indemnify and hold OSS and OMC harmless from and against any liabilities and defense expenses arising by reason of claims of third parties, based on errors or omissions of OSS, which are greater in amount than the limitations of liability described above, except to the extent such errors or omissions are attributable to gross negligence or purposeful fault on the part of OSS, its officers, directors, agents and/or employees.

         10.      LEGAL ADVICE AND INSTRUCTIONS.

                  OSS at any time may request instructions from any authorized officer of the Fund with respect to the performance of its duties and responsibilities hereunder and may consult with counsel for the Fund or counsel of its own choosing, who is acceptable to the Fund, relative to any such matter and shall not be liable hereunder for any action taken or omitted by it in good faith in accordance with such instructions or with an opinion of such counsel or of counsel appointed by an authorized officer of the Fund to deal with inquiries or requests for instructions by OSS. Nothing in this section shall be construed as imposing upon OSS any obligation to seek such instructions or counseling or to act in accordance with such instructions or counsel.

         11.      DOCUMENTS AND INFORMATION.

                  As soon as feasible prior to the effective date of the Agreement, and if not heretofore provided, the Fund will supply to OSS a statement, certified by the treasurer of the Fund, stating the number of shares of the Fund authorized, issued, held in treasury, outstanding and reserved as of such date, together with copies of specimen signatures of the Fund's officers and such other documents and information, including without limitation the then-current prospectus of the Fund, which OSS may determine in its reasonable discretion to be necessary or appropriate to enable it to perform the services to be performed hereunder, and the Fund thereafter will supply all amendments or supplemental documents with respect thereto as soon as the same

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shall be effective or available for distribution. The Fund assumes full responsibility for the preparation, accuracy, content and clearance of its prospectus under federal and/or state securities laws and any rules or regulations thereunder. If the Fund shall make any change in its prospectus affecting the services and functions to be performed by OSS hereunder, such additional services and functions shall be deemed to be incorporated in Schedule A.

         12.      ADDITIONAL FUNDS.

                  In the event that the Fund established one or more series of shares in addition to the Oppenheimer/Rochester Limited Term New York Municipal Fund Portfolio with respect to which it desires to have OSS render services as transfer agent under the terms hereof, it shall so notify OSS in writing, and if OSS agrees in writing to provide such services, such series of shares shall become a Portfolio hereunder.

         13.      TERMINATION.

                  This Agreement may be terminated by any party only upon written notice as provided in Section 3 hereof, except that the Fund may terminate this Agreement without prior notice to preserve the integrity of its shareholder records from material and continuing errors and omissions on the part of OSS. In the event of any termination, OSS will provide full cooperation, assistance and documentation within its capabilities as shall be necessary or desirable, in the reasonable judgment of the Fund, to ensure that any transfer of the duties and responsibilities of OSS is accomplished with maximum efficiency and with minimum cost and disruption to the Fund's activities. Such cooperation will include the delivery of all files, documents and records used, kept or maintained by OSS in the performance of its services hereunder (except records or documents destroyed when consistent with the provisions hereof or with the approval of the Fund or which relate solely to the documentation of the computer data processing programs of OSS) together with, in machine-readable form, such of the Fund's records as may be maintained by OSS in a form other than written form, as well as such summary and/or control data relating thereto used by or available to OSS as may be requested by the Fund. The cost of all such termination services on the part of OSS shall be paid by the Fund without prejudice, however, to the rights of the Fund to recover any amounts so paid in the event that OSS shall be liable to the Fund under Section 9 hereof. In the course of its performance of the services set forth in Schedule A hereto, as such services may from time to time be modified or amended, OSS will enter into leases for equipment. If this Agreement is terminated by the Fund, and if, as a result of such termination, such equipment specifically leased by OSS to perform such services can no longer be utilized economically by OSS in its performance of services for any other entities with which OSS has continuing transfer agency or other service contracts, OSS may in its discretion cancel such leases. However, the Fund shall not have any responsibility for termination penalties, if any, which may be payable under the terms of such equipment leases, unless otherwise agreed by the Fund prior to the time such lease is entered into.


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         14.      NOTICES.

                  Any notice hereunder shall be sufficiently given when sent by registered or certified mail, return receipt requested, to any party hereto at the address of such party set forth above or at such other address as such party may from time to time specify in writing to the other parties.

         15.      CONSTRUCTION; GOVERNING LAW.

                  The headings used in this Agreement are for convenience only and shall not be deemed to constitute a part hereof. This Agreement, and the rights and obligations of the parties hereunder, shall be governed by and construed and interpreted under and in accordance with the laws of the State of New York applicable to contracts made and to be performed in that state.

         16.      ASSIGNMENT; DELEGATION.

                  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their successors and assigns, including without limitation, any successor to any party resulting by reason of corporate merger or consolidation; provided, however, that this Agreement and the rights and duties hereunder shall not be assigned by any of the parties hereto except upon the specific prior written consent of all parties hereto.

                  OSS may, without further consent on the part of the Fund, subcontract for the performance hereof with any entity which is duly registered as a transfer agent pursuant to Section 17A(c)(1) of the Securities Exchange Act of 1934, provided, however, that OSS shall be as fully responsible to the Fund for the acts and omissions of any subcontractors or agent as it is for its own acts and omissions.

         17.      INTERPRETIVE PROVISIONS.

                  OSS and the Fund may agree from time to time in writing on provisions interpretative of, or supplemental to, the provisions of this Agreement.

         18.      OTHER AGREEMENTS.

                  This Agreement shall not preclude the Fund from entering into transfer agency agreements or sub-transfer agency agreements with others.

         19.      DISCLAIMER OF LIABILITY.

                  OSS understands and agrees that the obligations of the Fund under this Agreement are not binding upon any shareholder of the Fund or member of its Board of Trustees personally, but only the Fund and the Fund's property; OSS represents that

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it has notice of the provisions of the Declaration of Trust of the Fund disclaiming liability for acts or obligations of the Fund.


         20.      SEVERABILITY.

                  If any clause or provision of this Agreement is determined to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, then such clause or provision shall be considered severed herefrom, and the remainder of this Agreement shall continue in full force and effect.

         21.      ENTIRE AGREEMENT.

                  Except as otherwise provided herein, this Agreement, including Schedule A and Schedule B annexed hereto, constitutes the entire and complete Agreement between the parties hereto relating to the subject matter hereof; supersedes and merges all prior contracts and discussions between the parties hereto; and may not be modified or amended except by written document signed by all parties hereto against whom such modification or amendment is to be enforced.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first written above.

                             OPPENHEIMER SHAREHOLDER SERVICES
                             (a division of Oppenheimer  Management Corporation)

ATTEST:


______________________       By:__________________________
                             Barbara Hennigar, President and Chief
                             Executive Officer


                             ROCHESTER PORTFOLIO SERIES - LIMITED TERM
                             NEW YORK MUNICIPAL FUND

ATTEST:


_______________________      By:________________________________
                             Name: _____________________________
                             Title: ______________________________


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